EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement on Form SB-2 of Cruisestock, Inc. dated and the related prospectus (No. 333-133253) of our report dated March 29, 2007 with respect to the financial statements of Brookside Technology Partners, Inc. as of December 31, 2006 and 2005, and for the years then ended, which included an explanatory paragraph indicating that there is substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to our Firm under the Caption “Experts” in such Registration Statement and related Prospectus.
/s/ PMB Helin Donovan, LLP
Austin, Texas
June 15, 2007